SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549



                                     FORM 8-K



                      Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported):  September 16, 1996


                               PIER 1 IMPORTS, INC.
              (Exact name of registrant as specified in its charter)



          Delaware                  1-7832                   75-1729843
(State or other jurisdiction     (Commission               (IRS Employer
         of incorporation)          File No.)           Identification No.)



         301 Commerce Street, Suite 600
               Fort Worth, Texas                            76102
    (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:  (817) 878-8000

Item 5.   Other Events.

     On September 13, 1996, Pier 1 Imports, Inc. announced fiscal second quarter summary operating data:

                           Three Months Ended          Six Months Ended
                          August 26,  August 31,    August 26,  August 31,
                             1995        1996          1995        1996
                           --------    --------      --------    --------
                               (in millions, except per share amounts)

Net Sales. . . . . . . . .   $199.5      $231.1        $376.3      $436.3
Net Income (Loss). . . . .      8.9        11.4          (9.4)       19.7
Net Income (Loss) Per Share
     Primary . . . . . . .     0.22        0.26         (0.24)       0.47
     Fully Diluted . . . .     0.21        0.26         (0.24)       0.45

    Sales during the 1997 fiscal second quarter totaled $231.1 million, an increase of 15.8% over sales for the second quarter of the prior year, while sales during the first six months of fiscal 1997 increased 16.0% to $436.3 compared to the first six months of fiscal 1996. Same store sales during the second quarter of fiscal 1997 increased 10.0% compared to the same period the prior year. Net income of $11.4 million and fully diluted earnings per share of $0.26 increased by 28.3% and 23.8%, respectively during the fiscal 1997 second quarter over the same quarter the prior year. Net income during the six months of fiscal 1996 was adversely affected by pre-tax special charges of $30.6 million during the fiscal 1996 first quarter.

                                    SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PIER 1 IMPORTS, INC.


Date: September 16, 1996                     By /s/ J. Rodney Lawrence
                                               J. Rodney Lawrence
                                               Senior Vice President